Exhibit 10.7

CSC TRANSPORT IV, INC.

8000 Republic Airport, Hangar 5

Farmingdale, New York 11797

March 15, 2005

Sterling Aviation LLC

340 Crossways Drive

Woodbury, New York 11797

Re:  Interchange Agreement

Gentlemen:

This letter sets forth our mutual understandings regarding the Interchange Agreement (as amended, the “Agreement”) dated as of March 1, 2002 between CSC Transport IV, Inc. (“CSC”) and Sterling Aviation LLC (“Counterparty”). Capitalized terms used but not defined in this letter agreement have the same meanings as in the Agreement.

WHEREAS, as provided herein, the parties have agreed to extend the Term of the Agreement beyond its scheduled expiration date on December 14, 2004;

WHEREAS, through December 14, 2004, CSC has used substantially more hours (“Excess Hours”) on the Counterparty Aircraft than Counterparty has used on the CSC Aircraft;

WHEREAS, CSC has previously paid Counterparty for the Excess Hours incurred prior to calendar year 2004 and would now be required to pay Counterparty for the Excess Hours incurred in 2004, in each case at rates calculated in accordance with the Agreement and applicable Federal Aviation Regulations;

WHEREAS, in order to induce CSC to extend the Term of the Agreement on the terms hereof, Counterparty has agreed to (i) refund to CSC the $375,173 net amount paid by CSC as the Reconciliation Amount for Excess Hours incurred prior to 2004, (ii) waive CSC’s obligation to pay Counterparty the $370,025 that is currently due to Counterparty as the Reconciliation Amount for 2004, and (iii) significantly reduce the number of Excess Hours that CSC would owe to Counterparty under the Agreement after such refund by 40.1 hours;

WHEREAS, the terms hereof are consistent with the intent of the Agreement to allow the parties to make their respective aircraft available to one another on an hour-for-hour basis and to pay for such hours in kind (rather than in cash); and

WHEREAS, it is in the best interests of CSC to extend the Agreement on the terms hereof;

NOW, THEREFORE, CSC and Counterparty hereby agree as follows:

1.                                       Counterparty shall promptly refund to CSC $375,173, which is the net Reconciliation Amount paid by CSC to Counterparty for 2002 and 2003. CSC shall have no obligation to pay Counterparty the $370,025 Reconciliation Amount that would, but for this letter agreement, have been payable by CSC as the Reconciliation Amount for 2004.

2.                                       As of the effective date of this letter agreement, Counterparty no longer operates the Counterparty Aircraft. As a result, and in view of the significant number of Excess Hours owing by CSC to Counterparty, Counterparty shall no longer have any obligation to CSC to lease the Counterparty Aircraft to CSC pursuant to the Agreement.

3.                                       CSC shall continue to make the CSC Aircraft available to Counterparty in accordance with the Agreement until the expiration of the Term (as extended pursuant to Section 4 below). Counterparty acknowledges and agrees that CSC may also make available, in lieu of the CSC Aircraft, the Gulfstream GIV-SP aircraft, s/n 1230, previously operated by Counterparty as the Counterparty Aircraft under the Agreement. The parties hereby agree that the number of Excess Hours available as of the effective date of this letter agreement shall be reduced to 273.1 hours.

4.                                       Unless sooner terminated in accordance with its terms, the parties hereby agree that the Term of the Agreement shall continue in full force and effect until the date earliest to occur on which (i) CSC has provided all of the remaining Excess Hours to Counterparty in accordance with the Agreement, (ii) either party, in its respective sole discretion, terminates the Agreement on not less than five business days written notice to the other, or (iii) CSC no longer owns or operates a Gulfstream GV or Gulfstream GIV-SP aircraft.

5.                                       As required by Section 14 of the Agreement (as modified by this letter agreement), upon any termination of the Agreement, CSC shall pay to Counterparty the Reconciliation Amount for any then remaining Excess Hours at $2,729 per hour. CSC shall have no obligation to make any payments to Counterparty in respect of Excess Hours except as provided herein.

6.                                       As required by Section 2(c) of the Agreement, the aggregate Expense Differential due from Counterparty to CSC for 2004 is $15,518.90 ($311/hour Expense Differential x 49.9 exchanged hours). Counterparty agrees to pay such amount to CSC promptly after execution of this letter agreement. Counterparty also agrees, to the extent CSC continues to satisfy the Excess Hours through use by Counterparty of the CSC Aircraft (as opposed to the Gulfstream GIV-SP), to reimburse CSC annually for the additional incurred Expense Differential at $311 per such hour.

7                                          This letter agreement shall become effective as of December 14, 2004, subject to the prior approval of the independent directors of Cablevision Systems Corporation.

(signature page follows)

If the foregoing terms accurately reflect your understanding, please so indicate by signing in the space provided below.

Sincerely yours,

CSC TRANSPORT IV, INC.

		By:	/s/ Thomas M. Rutledge
			Name:	Thomas M. Rutledge
			Title:	Chief Operating Officer
			Date:	May 2, 2005

Agreed to and accepted effective as of the date set forth above:

STERLING AVIATION, LLC

By:	/s/ William Frewin, Jr
Name:	William Frewin, Jr.
Title:	Manager
Date:	March 15, 2005